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                                                                 EXHIBIT 10.33.1

                          FIRST AMENDMENT TO NET LEASE

         This FIRST AMENDMENT TO NET LEASE (the "First Amendment") is made effective this 1st day of September, 2003 by and between CONEWAGO CONTRACTORS, INC., a Pennsylvania corporation, having an office at 660 Edgegrove Road, P.O. Box 688, Hanover, Pennsylvania 17331 ("Lessor"), and INTERNATIONAL PERIODICAL DISTRIBUTORS, INC. (successor by operation of law to Pennsylvania International Distribution Services, Inc.), a Nevada Corporation, having an office at 3360 Industrial Road, Harrisburg, Pennsylvania 17101 ("Lessee").

                                   BACKGROUND

         Lessor and Lessee entered into a Net Lease ("Lease") dated May 1, 2000, wherein Lessee leased approximately 59,723 square feet of warehouse space in an approximately 210,000 square foot building located at 3360 Industrial Road, Harrisburg, Dauphin County, Pennsylvania. The parties seek to amend the Lease to provide for the expansion of the Leased Premises to include an additional approximately 27,034 square feet.

         NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties agree as follows:

         1. DEFINED TERMS: INCONSISTENCIES. Any capitalized terms that are not defined in this First Amendment shall be given the definition of such terms as set forth in the Lease. If there are any inconsistencies between the provisions of this First Amendment and the Lease, the provisions of the Lease shall govern.

         2. EXPANSION OF LEASED PREMISES. The Leased Premises shall be expanded to include the approximately 27,034 square feet of the Building identified on Exhibit "A", attached hereto and made a part hereof, (the "Additional Premises"). Upon the inclusion of the Additional Premises in the original Leased Premises, the total area of the Leased Premises shall be 86,757 square feet for all purposes under this Lease. Lessor shall deliver the Additional Premises to Lessee when Lessor has completed the improvements set forth on Exhibit "B", attached hereto and made a part hereof, ("Lessor's Improvements") except for minor punch list items. The date of the delivery of the Additional Premises is hereinafter referred to as the "Commencement Date of the Additional Premises". The tentative Commencement Date of the Additional Premises is November 1, 2003. This date is contingent upon Lessor's ability to negotiate an early termination of the lease under which Novinger, Inc. currently occupies a portion of the Additional Premises, Lessor's timely receipt of all necessary permits and approvals to complete Lessor's Improvements, and the execution of this First Amendment by Lessee on or before September 19, 2003. Upon the delivery of the Additional Premises, Lessor and Lessee shall execute a written confirmation establishing the Commencement Date of the Additional Premises. Within two (2) business days of Lessor's notice of tendering delivery of the Additional Premises to Lessee, Lessor and Lessee shall mutually establish the "punch list" by a joint walk though of the Additional Premises. Lessor shall complete the punch list items within thirty (30) days of the punch list being established, unless thirty days is an insufficient period of time for completion of an item, and in which event the parties shall establish a period


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greater than thirty (30) days. The Additional Premises shall be constructed in a good and workmanlike manner using new materials, and in compliance with all applicable laws and other governmental requirements, including the Americans
With Disabilities Act; provided that Lessee shall be responsible for bringing the Additional Premises in compliance with the Americans With Disabilities Act to the extent such requirements result from Lessee's specific use of the Additional Premises.

         3. RENT. Effective as of the Commencement Date of the Additional Premises, the Rent under Article II of the Lease shall be adjusted to Two Hundred Ninety-Nine Thousand, Three Hundred Eleven Dollars and Sixty-Five Cents ($299,311.65) per year (86,757 square feet x $3.45 per square foot). The Rent shall be payable in accordance with Article II, Section 1 of the Lease in monthly installments of Twenty-Four Thousand Nine Hundred Forty-Two Dollars and 64 cents ($24,942.64). The Rent shall be increased by Four Thousand Three Hundred Thirty-Seven Dollars and Eighty-Five Cents ($4,337.85) on the first anniversary date of the Commencement Date of Additional Premises and on each anniversary of the Commencement Date of the Additional Premises thereafter during the Initial Term (as defined in Section 4, below).

         4. TERM. The Term of the Lease set forth in Article III, Section 1 of the Lease shall be adjusted so that the Term begins on the Commencement Date of the Additional Premises and ends at 11:59 p.m., prevailing time, on the day before the seventh (7th) anniversary of the Commencement Date of the Additional Premises. Regardless of the foregoing, Lessee may elect, upon not less than 180 days' written notice prior to the fifth (5th) anniversary of the Commencement Date of the Additional Premises, to terminate the Lease effective as of 11:59 p.m., prevailing time, on the day before the fifth (5th) anniversary of the Commencement Date of the Additional Premises. If Lessee exercises its right of early termination, Lessee shall pay to Lessor, which payment shall accompany the notice to Lessor of Lessee exercising its right of early termination, in the amount of Eighty-Six Thousand One Hundred Dollars ($86,100.00). The Term of the Lease set forth in Article III, Section 1 of the Lease is hereinafter referred to as the "Initial Term".

         5. RENEWAL OPTION. Article III of the Lease is amended and supplemented to include a new Section 2 as follows:

         Provided Lessee is not in default beyond any applicable cure or grace periods under the Lease, Lessee shall have an option to extend the Initial Term for an additional five (5) years (the "Renewal Term") immediately following the expiration of the Initial Term set forth in
         Section 1 of this Article III. The Rent during the first twelve (12) months of the Renewal Term shall be in an amount equal to the Rent during the last twelve (12) months of the Initial Term, plus Four Thousand Three Hundred Thirty-Seven Dollars and Eighty-Five Cents ($4,337.85), and thereafter the Rent during the Renewal Term shall be increased on each anniversary of the Commencement Date of the Additional Premises by an additional Four Thousand Three Hundred Thirty-Seven Dollars and Eighty-Five Cents ($4,337.85). The terms and conditions of this Lease shall otherwise be applicable during the Renewal Term. As used hereinafter "Term" shall be


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         deemed to refer to the Initial Term and the Renewal Term, if properly exercised hereunder.

         6. DEFINITION OF RENT COMMENCEMENT DATE. "Commencement Date of the Additional Term" shall be substituted for "Rent Commencement Date" wherever such term appears throughout the Lease.

         7. CONTINUED EFFECTIVENESS OF THE LEASE. Except as specifically amended or supplemented by this First Amendment, the Lease shall otherwise remain in full force and effect in accordance with its Terms.

         IN WITNESS WHEREOF, Lessor and Lessee have executed this First Amendment, by their duly authorized officers, as of the date and year first above written.

WITNESS/ATTEST:                         CONEWAGO CONTRACTORS, INC.

/s/ Susan M. Smith                      By: /s/ Allen M. Smith
---------------------------------           ------------------------------------
                                            Allen M. Smith, Vice President

WITNESS/ATTEST:                         INTERNATIONAL PERIODICAL
                                        DISTRIBUTORS, INC.


/s/ Diana Freidman                      By: /s/ David Buescher
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                                            Dave Buescher, President